Work for Others Agreement No. 45658, R2

between

Battelle Memorial Institute, Pacific Northwest Division
which operates the
PACIFIC NORTHWEST NATIONAL LABORATORY
under Prime Contract No. DE-AC06-76RL01830
for the U.S. Department of Energy

and

ISORAY PRODUCTS LLC

The obligations of the above-identified DOE Contractor shall apply to any successor in interest to said Contractor continuing the operation of the DOE facility involved in this Work for Others Agreement.

GENERAL TERMS AND CONDITIONS

ARTICLE I. PARTIES TO THE AGREEMENT

The U.S. Department of Energy’s Contractor, Battelle Memorial Institute, Pacific Northwest Division, hereinafter referred to as the “Contractor,” has been requested through DOE by IsoRay Products LLC hereinafter referred to as the “Sponsor,” to perform the work set forth in the Statement of Work, attached hereto as Appendix A. It is understood by the Parties that, except for the intellectual property provisions of this Agreement, the Contractor is obligated to comply with the terms and conditions of its M&O contract with the United States Government (hereinafter called the “Government”) represented by the United States Department of Energy (hereinafter called the “Department” or “DOE”) when providing goods, services, products, processes, materials, or information to the Sponsor under this Agreement.

ARTICLE II. TERM OF THE AGREEMENT

The Contractor estimated period of performance for completion of the Statement of Work is Nineteen months, through September 30, 2005. The term of this Agreement shall be effective as of the latter date of (1) the date on which it is signed by the last of the Parties thereto, or (2) the date on which it is approved.

ARTICLE III. COSTS

A. The Contractor estimated cost for the work to be performed under this Agreement is $861,217.

B. The Contractor has no obligation to continue or complete performance of the work at a cost in excess of the original estimated cost or any subsequent amendment(s).

C. The Contractor agrees to provide at least 30 days notice to the Sponsor if the actual cost to complete performance is expected to exceed its estimated cost.

ARTICLE IV. FUNDING AND PAYMENT

The Sponsor shall provide sufficient funds in advance to maintain approximately a 90-day period that is funded in advance. This advance shall also cover the anticipated termination cost that the Contractor would incur if the Agreement were terminated.

The Sponsor shall pay the Contractor as follows:

A.	Advance Payment. The Sponsor shall advance Eighty Thousand dollars ($80,000) payable upon execution of the Agreement. Advance payment shall be recorded in the Contractor’s account.

B.
Monthly Payments. The Sponsor shall pay monthly thereafter upon submittal of invoices representing actual costs incurred until the last three months of the Agreement term. At this time, the advance payment account shall be liquidated by charging costs incurred during this last period. Advance payment in excess of total costs incurred by the Contractor under this Agreement shall be refunded to the Sponsor at the conclusion of the project.

1.	Invoices will be submitted to the Sponsor at the following address:

IsoRay Products LLC
350 Hills Street, Suite 106
Richland, WA 99352

2.	Payments by the Sponsor will be directed as follows:

Check Payment:   Wire Transfer:
Battelle    U.S. Bank
For Project Number. 45648  Richland, WA 99352
P.O. Box 84391, ATTN:               Cashier ABA No.
Seattle, WA 98124-5691    Account No.
                            SWIFT Code:

For check payments, include Project Number 45658 and all invoice numbers being paid on the check. For wire transfers, include contract number and invoice number on the receiver info-line and list all invoice numbers being paid on the sender info-line.

C.	Applicable Currency. All payments due the Contractor under this Agreement, including cost estimates and obligations of funds, shall be in United States dollars ($ U.S.).

ARTICLE V. SOURCE OF FUNDS

The Sponsor hereby warrants and represents that, if the funding it brings to this Agreement has been secured through other agreements or is being secured through existing international agreements, such other agreements do not have any terms and conditions (including intellectual property) that conflict with the terms of this Agreement. If this Work for Others Agreement entered into conflicts with existing International Agreements, the International Agreement terms and conditions will take precedence.

ARTICLE VI. PROPERTY

Upon termination of this Agreement, property or equipment produced or acquired in conducting the work under this Agreement shall be owned as follows: Property or equipment supplied by Sponsor shall remain property of Sponsor. Miscellaneous materials and supplies purchased by Contractor shall remain property of Contractor. No Federal funds will be used to purchase property or equipment for this agreement. Property or equipment produced or acquired as part of this Agreement will be accounted for and maintained during the term of the Agreement in the same manner as Department property or equipment. Disposition of contamination existing on Contractor’s facility or equipment prior to the performance of this Contract will be the responsibility of the Contractor. Disposition of Sponsor-caused contamination during the performance of this contract, including any decontamination and disposal, will be the responsibility of Sponsor.

ARTICLE VII. PUBLICATION MATTERS

The publishing Party shall provide the other Party a 30-day period in which to review and comment on proposed publications that either disclose technical developments and/or research findings generated in the course of this agreement, or identify Proprietary Information (as defined in paragraph 1.B of Article XV). The publishing Party shall not publish or otherwise disclose Proprietary Information identified by the other Party, except as provided by law.

ARTICLE VIII. LEGAL NOTICE

The Parties agree that the following Legal Disclaimer Notice shall be affixed to each report furnished to the Sponsor under this Agreement and to any report resulting from this Agreement which may be distributed by the Sponsor.

DISCLAIMER

This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor Battelle Memorial Institute, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof, or Battelle Memorial Institute. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.

PACIFIC NORTHWEST NATIONAL LABORATORY
operated by
BATTELLE
for the
UNITED STATES DEPARTMENT OF ENERGY
under Contract DE-AC06-76RL01830

ARTICLE IX. DISCLAIMER

THE GOVERNMENT AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS WORK FOR OTHERS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT; THAT THE GOODS, SERVICES MATERIALS, PRODUCTS, PROCESSES, INFORMATION, OR DATA TO BE FURNISHED HEREUNDER WILL ACCOMPLISH INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE INCLUDING THE INTENDED PURPOSE; OR THAT ANY OF THE ABOVE WILL NOT INTERFERE WITH PRIVATELY OWNED RIGHTS OF OTHERS. NEITHER THE GOVERNMENT NOR THE CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DELIVERED UNDER THIS WORK FOR OTHERS AGREEMENT.

ARTICLE X. GENERAL INDEMNITY

The Sponsor agrees to indemnify and hold harmless the Government, the Department, the Contractor, and persons acting on their behalf from all liability, including costs and expenses incurred, to any person, including the Sponsor, for injury to or death of persons or other living things or injury to or destruction of property arising out of the performance of the Agreement by the Government, the Department, the Contractor, or persons acting on their behalf, or arising out of the use of the services performed, materials supplied, or information given hereunder by any person including the Sponsor, and not directly resulting from the fault or negligence of the Government, the Department, the Contractor, or persons acting on their behalf.

ARTICLE XI. PRODUCT LIABILITY INDEMNITY

Except for any liability resulting from any negligent acts or omissions of the Government or the Contractor, the Sponsor agrees to indemnify the Government and the Contractor for all damages, costs, and expenses, including attorney’s fees, arising from personal injury or property damage occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the Sponsor, its assignees, or licensees, which was derived from the work performed under this Work for Others Agreement. In respect to this Article, neither the Government nor the Contractor shall be considered assignees or licensees of the Sponsor, as a result of reserved Government and Contractor rights. The indemnity set forth in this paragraph shall apply only if the Sponsor shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or Government shall have provided all reasonably available information and reasonable assistance requested by the Sponsor. No settlement for which the Sponsor would be responsible shall be made without the Sponsor’s consent, unless required by final decree of a court of competent jurisdiction.

The Sponsor agrees to obtain and maintain product liability insurance in the minimum amount of Five Million Dollars ($5,000,000) during the life of this Agreement and subsequently for the life of any products, processes, or services resulting from work under the Agreement. The Government and the Contractor shall be covered against any claims for product liability as a result of this insurance. A copy of this product liability insurance policy shall be provided to both the Government and the Contractor, including any material modifications thereto, including any notices of termination. Such insurance shall provide that it cannot be materially reduced or cancelled without prior written notice to the Government and the Contractor of at least thirty (30) days.

The cost for this insurance shall not be charged directly or indirectly to the Government.

ARTICLE XII. INTELLECTUAL PROPERTY INDEMBITY - LIMITED

The Sponsor shall indemnify the Government and the Contractor and their officers, agents, and employees against liability, including costs, for infringement of any United States patent, copyright, or other intellectual property arising out of any acts required or directed by the Sponsor to be performed under this Agreement to the extent such acts are not already performed at the facility. Such indemnity shall not apply to a claimed infringement that is settled without the consent of the Sponsor unless required by a court of competent jurisdiction.

ARTICLE XIII. NOTICE AND ASSISTANCE REGARDING PATENT AND
COPYRIGHT INFRINGEMENT

The Sponsor shall report to the Department and the Contractor, promptly and in reasonable written detail, each claim of patent or copyright infringement based on the performance of this Agreement of which the Sponsor has knowledge. The Sponsor shall furnish to the Department and the Contractor, when requested by the Department or the Contractor, all evidence and information in the possession of the Sponsor pertaining to such claim.

ARTICLE XIV. PATENT RIGHTS - USE OF FACILITIES

1. Definitions.

A.
“Subject Invention” means any invention or discovery of the Contractor, or, to the extent the Sponsor is performing any work under this Agreement, of the Sponsor, conceived in the course of or under this Agreement, or, in the case of an invention previously conceived by the Sponsor, first actually reduced to practice in the course of or under this Agreement. “Subject Invention” includes any art, method, process, machine, manufacture, design or composition of matter, or any new and useful improvement thereof, or any variety of plant, whether patented under the patent laws of the United States of America or any foreign country, or unpatented.

B.	“Patent Counsel” means the DOE Patent Counsel assisting the procuring activity which has the administrative responsibility for the facility where the work under this Agreement is to be performed.

2. Rights of the Sponsor; election to retain rights.

Subject to the provisions of paragraph 3 with respect to any Subject Invention reported and elected in accordance with paragraph 4 of this article, the Sponsor may elect to obtain the entire right, title, and interest throughout the world to each Subject Invention and any patent application filed in any country on a Subject Invention and in any resulting patent secured by the Sponsor. Where appropriate, the filing of patent applications by the Sponsor is subject to DOE and other Government security regulations and requirements.

3. Rights of Contractor and Government

A. Assignment to either the Contractor or the Government.

The Sponsor agrees to assign to either the Contractor or the Government, as requested by the Contractor, the entire right, title, and interest in any country to each Subject Invention of the Sponsor and to each Subject Invention of the Contractor, where the Sponsor: does not elect pursuant to this article to retain such rights; or elects to obtain title to a Subject Invention pursuant to paragraph 2 but fails to have a patent application filed in that country on the Subject Invention or decides not to continue prosecution or not to pay any maintenance fees covering the invention.

B. Terms and Conditions of Waived Rights.

1.
To preserve the Contractor’s and the Government’s residual rights to Subject Inventions, and in patent applications and patents on Subject Inventions, the Sponsor shall take all actions in reporting, electing, filing on, prosecuting, and maintaining invention rights promptly, but in any event, in sufficient time to satisfy domestic and foreign statutory and regulatory time requirements, or, if the Sponsor decides not to take appropriate steps to protect the invention rights, it shall notify the Contractor in sufficient time to permit either the Contractor or the Government to file, prosecute, and maintain patent applications and any resulting patents prior to the end of such domestic or foreign statutory or regulatory time requirements.

2.	The Sponsor shall convey or ensure the conveyance of any executed instruments necessary to vest in either the Contractor or the Government the rights set forth in this article.

3.
With respect to any Subject Invention in which the Sponsor obtains title, the Sponsor hereby grants to the Government a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced by or on behalf of the United States the Subject Invention throughout the world.

4.	The Sponsor shall provide the Government a copy of any patent application filed on a Subject Invention within 6 months after such application is filed, including its serial number and filing date.

5.	Preference for U.S. Industry. Notwithstanding any other provision of this article, the Sponsor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any Subject Invention in the United States unless such person agrees that any products embodying the Subject Invention or produced through the use of the Subject Invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Sponsor or its assignee that reasonable by unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

6.
March-In Rights. The Sponsor agrees that with respect to any Subject Invention of the Contractor in which it has acquired title, the DOE shall retain the right to require the Sponsor to grant a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the Subject Invention in any field of use, on terms that are reasonable under the circumstances, or if the Sponsor fails to grant such a license, to grant the license itself. DOE may exercise this right only in exceptional circumstances and only if DOE determines that:

a.	the action is necessary to meet health or safety needs that are not reasonably satisfied by the Sponsor; or

b.	the action is necessary to meet the requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Sponsor; or

c.	such action is necessary because a licensee of the exclusive right to use or sell any Subject Invention in the United States is in breach of the agreement required by paragraph B(5).

7.
The Sponsor agrees to refund any amounts received as royalty charges on any Subject Invention in procurement by or on behalf of the Government and to provide for that refund in any instrument transferring rights to my party in the invention.

8.
The Sponsor agrees to include, within the specification of any U.S. patent applications and any patent issuing thereon covering a Subject Invention, the following statement. “The Government has rights in this invention pursuant to (specify this underlying Agreement).”

4. Invention, Identification, Disclosures, and Reports.

A.
The Sponsor shall furnish the Patent Counsel a written report containing full and complete technical information concerning each Subject Invention it makes within 6 months after conception or first actual reduction to practice, whichever occurs first, in the course of or under this Agreement, but in any event prior to any on sale, public use, or public disclosure of such invention known to the Sponsor. The report shall identify the contract and inventor and shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art to which the invention pertains a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the invention. The report should also include any election of invention rights under this article. When an invention is reported under this paragraph 4.A, it shall be presumed to have been made in the manner specified in Section (a)(1) and (2) of 42 U.S.C. 5908.

B.
The Contractor shall report Subject Inventions it makes in accordance with the procedures set forth in contract DE-AC06-76RL01830. In addition, the Contractor shall disclose to the Sponsor at the same time as disclosure to the Department any Subject Inventions made by the Contractor under this Agreement and the Sponsor shall notify the Department within 6 months of receipt of such disclosure by the Sponsor of any election of patent rights under this article.

C.	Requests for extension of time for election under subparagraphs A and B may be granted by Patent Counsel for good cause shown in writing.

5. Limitation of Rights.

Nothing contained in this patent rights article shall be deemed to give the Government any rights with respect to any invention other than a Subject Invention except as set forth in the Facilities License of paragraph 6.

6. Facilities License.

In addition to the rights of the Parties with respect to inventions or discoveries conceived or first actually reduced to practice in the course of or under this Agreement, the Sponsor agrees to and does hereby grant to the Government an irrevocable, non-exclusive, paid-up license in and to any inventions or discoveries regardless of when conceived or first actually reduced to practice or acquired by the Sponsor, which at any time, through completion of this Agreement, are owned or controlled by the Sponsor and are incorporated in the facility as a result of this Agreement to such an extent that the facility is not restored to the condition existing prior to the Agreement (1) to practice or to have practiced by or for the Government at the facility, and (2) to transfer such license with the transfer of the facility. The acceptance or exercise by the Government of the aforesaid rights and license shall not prevent the Government at any time from contesting the enforceability, validity, or scope of, or title to, any rights or patents herein licensed.

7. Early Termination of Agreement.

The terms and conditions of this article shall survive the Agreement, in the event that the Agreement is terminated before completion of the Statement of Work.

ARTICLE XV. RIGHTS IN TECHNICAL DATA - USE OF FACILITY

1.	The following definitions shall be used.

A.	“Generated Information” means information produced in the performance of this Agreement.

B.
“Proprietary Information” means information which is developed at private expense, is marked as Proprietary Information, and embodies (1) trade secrets or (2) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 U.S.C. 552(b)(4)).

C.
“Unlimited Rights” means the right to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

2.
The Sponsor agrees to furnish to the Contractor or leave at the facility that information, if any, which is (1) essential to the performance of work by the Contractor personnel or (2) necessary for the health and safety of such personnel in the performance of the work. Any information furnished to the Contractor shall be deemed to have been delivered with Unlimited Rights unless marked as Proprietary Information. The Sponsor agrees that it has the sole responsibility for appropriately identifying and marking all documents containing Proprietary Information, whether such documents are furnished by the Sponsor or produced under this Agreement and made available to the Sponsor for review.

3.
The Sponsor may designate as Proprietary Information any Generated Information where such data would embody trade secrets or would comprise commercial or financial information that is privileged or confidential if it were obtained from the Sponsor. Such Proprietary Information will, to the extent permitted by law, be maintained in confidence and disclosed or used by the Contractor (under suitable protective conditions) only for the purpose of carrying out the Contractor’s responsibilities under this Agreement. Upon completion of activities under this Agreement, such Proprietary Information will be disposed of as requested by the Sponsor. Before the Contractor releases data associated with this Agreement to anyone, the Sponsor will be afforded the opportunity to review that data to ascertain whether it is Proprietary Information and if so, to mark it as such.

4.
The Government and Contractor agree not to disclose properly marked Proprietary Information to anyone other than the Sponsor without written approval of the Sponsor, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 U.S.C. 1905). The Government and Contractor shall have the right, at reasonable times up to 3 years after the termination or completion of the Agreement, to inspect any information designated as Proprietary Information by the Sponsor, for the purpose of verifying that such information has been properly identified as Proprietary Information.

5.
The Sponsor is solely responsible for the removal of all of its Proprietary Information from the facility by or before termination of this Agreement. The Government and Contractor shall have Unlimited Rights in any information which is not removed from the facility by termination of this Agreement. The Government and Contractor shall have Unlimited Rights in any Proprietary Information which is incorporated into the facility or equipment under this Agreement to such extent that the facility or equipment is not restored to the condition existing prior to such incorporation.

6.	The Sponsor agrees that the Contractor will provide to the Department a nonproprietary description of the work performed under this Agreement.

7.
The Government shall have Unlimited Rights in all Generated Information produced or information provided by the Parties under this Agreement, except for information which is disclosed in a Subject Invention disclosure being considered for patent protection, or which is marked as being Proprietary Information.

8.
Copyrights. The Sponsor may assert copyright in any of its Generated Information, and may also require the Contractor, at the Sponsor’s expense, to register copyright and assign copyright in any Generated Information produced by the Contractor which the Sponsor wishes to copyright. Subject to the other provisions of this article, and to the extent that copyright is asserted, the Government reserves for itself a royalty-free, worldwide, irrevocable, non-exclusive license for Governmental purposes to publish, disclose, distribute, translate, duplicate, exhibit, prepare derivative works, and perform any such data assigned to the Sponsor.

9.	The terms and conditions of this article shall survive the Agreement, in the event that the Agreement is terminated before completion of the Statement of Work.

ARTICLE XVI. ASSIGNMENT

Neither this Agreement nor any interest therein or claim thereunder shall be assigned or transferred by either Party, except as authorized in writing by the other Party to this Agreement, provided, the Contractor may transfer it to the Department, or its designee, with notice of such transfer to the Sponsor, and the Contractor shall have no further responsibilities except for the confidentiality, use, and/or non-disclosure obligations of this Agreement.

ARTICLE XVII. SIMILAR OR IDENTICAL SERVICES

The Government and/or Contractor shall have the right to perform similar or identical services in the Statement of Work for other Sponsors as long as the Sponsor’s Proprietary Information is not utilized.

ARTICLE XVIII. LIST OF SPONSOR’S BACKGROUND
INTELLECTUAL PROPERTY

U.S. Patent No. 6,066,302 (Method of Separation of Cs-131 from Barium)

Pending U.S. Patent Application, Serial No. xx/yyyyyyy, entitled “Methods of Fabricating Brachytherapy implant Seeds, Methods of Fabricating Brachytherapy Implant Seed Cores, and Brachytherapy implant Seeds,” (inventors Bales, Bray, Brown, Draper, Lawrence, Madsen, and Swanberg), filed by Sponsor November 13, 2003. A determination of whether this patent application is actually Sponsor’s solely owned Background IP is pending an analysis to assess if this patent application teaches or claims Subject Inventions, if any, that arose under the terms and conditions of CRADAs No. PNNL/174, 186, or 208. If so, then Contractor and the Government may have certain rights in the patent application. Such determination will be made by Contractor after Sponsor provides notification to Contractor of the publication of the patent application.

ARTICLE XIX. EXPORT CONTROL

Each Party is responsible for its own compliance with laws and regulations governing export control.

ARTICLE XX. FORCE MAJEURE

Neither the Government, the Contractor, nor the Sponsor shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

ARTICLE XXI. TERMINATION

Performance of work under this Agreement may be terminated at any time by either Party, without liability, except as provided above, upon giving a 60-day written notice to the other Party. The Contractor shall terminate this Agreement only when the Contractor determines, after direction from DOE, that such termination is in the best interest of the Government, provided however, that the Contractor shall have the right to terminate unilaterally if the Sponsor shall have failed to advance the funds required by Article IV. In the event of termination, the Sponsor shall be responsible for the Contractor’s costs (including closeout costs) through the effective date of termination, but, except as provided in Articles X, XI, and XII, in no event shall the Sponsor’s cost responsibility exceed the total cost to the Sponsor as described in Article III, above.

It is agreed that any obligations of the Parties regarding Proprietary Information or other intellectual property will remain in effect, despite early termination of the Agreement.

ARTICLE XXII. ALTERNATE DISPUTE RESOLUTION

Step 1. NEGOTIATION

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiating between executives and/or officials who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive or official who will represent that Party and of any other person(s) who will accompany the executive or official. Within 30 days after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored.

If the matter has not been resolved within 60 days of the disputing Party’s notice, or if the Parties fail to meet within 30 days, either party may mediation of the controversy or claim as provided hereafter.

All negotiations pursuant to this Agreement are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State rules of evidence.

Step 2. MEDIATION

In the event the dispute has not been resolved by negotiation as provided herein, the Parties agree to participate in at lease 4 hours of mediation, using a mutually agreed-upon mediator. The mediator will not render a decision, but will assist the Parties in reaching a mutually satisfactory agreement.

The Parties agree to equally split the costs of the mediation. The first mediation session shall commence within 30 days from the agreement. The Parties may contact the DOE Office of Dispute Resolution with questions, or for assistance with selection of neutrals or samples of Agreements to mediate.

All meditations are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State rules of evidence.

Step 3. ARBITRATION

Any dispute not otherwise satisfactorily resolved may be submitted to arbitration through the American Arbitration Association.

ARTICLE XXIII. GOVERNMENT FACILITY AVAILABILITY

Work will be performed in the Radiochemical Processing Laboratory (RPL) at Richland, Washington. Sponsor acknowledges, by signature below, that they have been advised that in the event of conflict with Government work at that facility, the Government work will take precedence, and in the event that future Government decisions render the RPL unavailable for further performance under this Agreement, neither the Government nor the Contractor shall be liable for any resultant damage to Sponsor’s business.

In witness whereof, the Parties hereto have executed this Agreement.

BATTELLE MEMORIAL INSTITUTE	ISORAY PRODUCTS LLC
PACIFIC NORTHWEST DIVISION
Name /s/ Alta Jones	Name /s/ Donald Segna
Title Contracting Officer	Title PRESIDENT
Date 4-27-04	Date 4/27/04

APPENDIX A - STATEMENT OF WORK 45658, R2
dated April 7, 2004
PACIFIC NORTHWEST NATIONAL LABORATORY (PNNL)
AND
ISORAY PRODUCTS LLC. (IsoRay)

Medical Isotope Support for IsoRay

During the past five years, PNNL supported IsoRay in the development of brachytherapy seeds containing Cesium 131. IsoRay subsequently received FDA approval for use of their seeds and now requires additional support from PNNL for a limited production of seeds in order to fine-tune the manufacturing process for scale up and training of IsoRay personnel for the transfer of manufacturing to IsoRay facilities.

IsoRay has requested support from PNNL in the limited area of performing the chemical separations required to obtain the Cs-131 for IsoRay’s insertion into the seeds. IsoRay has developed a novel technique for the separation of Cs-131 that is not currently available in the private sector, and PNNL staff are uniquely qualified to perform this work due to our previous experience with IsoRay. That capability, combined with the unique hot cell facilities, related equipment and advanced instrumentation available in DOE’s Radiochemical Processing Laboratory (RPL) will be critical to the development of the standards and protocols needed for IsoRay to successfully transfer and perform the separations work in the private sector. PNNL will not be responsible for the packaging or testing of the final seeds.

I. PURPOSE

The IsoRay project work scope, which PNNL will be supporting, includes the preparation, assembly, quality control, and distribution of a limited number of IsoRay Brachytherapy seeds. The seeds are rice grain sized sealed radioactive medical devices designed for permanent placement in cancer patients. The seeds contain Cs-131, a short-lived radioisotope which radiates localized energy, killed cancerous cells. PNNL’s work scope will be to purify Cs-131 from irradiated targets owned and provided by IsoRay and to provide radiological facilities so that IsoRay can manufacture the seeds. Additional PNNL support will be limited to those activities as discussed in this statement of work, in accordance with IsoRay direction.

Brachytherapy is a rapidly growing technology for treating various types of cancer. Several companies are currently producing seeds with different configurations and isotopes than the IsoRay Seed. The IsoRay Seed is expected to provide improved effectiveness for the treatment of certain cancers, with reduced side effects compared to existing seeds.

The ultimate objective of the IsoRay project is the production and distribution of seeds to a select and limited patient population (approximately 300 patients). The seeds will be distributed to urologists or radiation oncologists selected by IsoRay at nationally recognized medical research and brachytherapy treatment facilities. To meet this objective, irradiated targets will be received by PNNL and the short-lived isotope will be separated, purified and assayed by PNNL staff. The resulting radiochemical solution will be chemically bound to a proprietary core. The cores will be placed into titanium cans which will be hermetically sealed with a laser welder by IsoRay in PNNL facilities. IsoRay will test the seeds to confirm leak-tightness, assay for strength of therapeutic radiation emission, and distribute to the physicians.

Work has conducted by PNNL previously for IsoRay under CRADA Nos. PNNL/174, PNNL/186, and PNNL/208. This previous work included testing of isotope separations methods, evaluation of internal seed configurations, isotope attachment methods, production of prototype seeds by precision laser welding, and collection of near-surface dosimetry data for regulatory approval.

II. APPROACH

PNNL will provide isotope separation and analytical services using existing hot cells and equipment at the RPL. IsoRay will utilize laboratory space and equipment within the RPL to fabricate the seeds using IsoRay personnel. IsoRay will conduct all work according to RPL safety, training, and regulatory requirements. PNNL will provide certified radioactive shipper and radiation control technician (RCT) services to support IsoRay work within the facility. IsoRay will be responsible for final fabrication, testing, assay, certifications, and quality assurance of the seeds. IsoRay will use this development phase for the verification and fine-tuning of their manufacturing process. IsoRay will further train staff in preparation for the eventual transfer to their own facility. The transition phase may include operations at both PNNL and a private facility until the technology can be safely transferred and training has been completed.

IsoRay will provide unique materials and equipment for the performance of this project. PNNL will make a best effort to make appropriate laboratory space (hot cell, glovebox, fume hood, and lab space) available to IsoRay on a continuous basis. However, IsoRay has been informed that DOE work must be given priority at PNNL and has the potential to disrupt their work. The 325 building currently operates 13 hot cells, 20 gloveboxes, and over 100 fume hoods such that the IsoRay work will have a negligible impact on our ability to perform DOE work. Furthermore, IsoRay will pay to upgrade our hot cell and glovebox facilities for their work. However, in the unlikely event that laboratory facilities are required for DOE work, PNNL will provide IsoRay with reasonable advance notice of the disruption to their work. PNNL will dedicate, segregate and control IsoRay materials, data, and equipment per IsoRay-approved operating procedures. This will include chemicals (acetic acid, sodium carbonate, barium carbonate, isopropyl alcohol, etc.), certain consumables (glassware, filters, pipette tips, etc.) and equipment (pumps, pipettes, heat lamp, pH meter, balance, etc.), and data records as required by procedures. Certain facilities (hot cell, fume hood, storage cabinets) must be controlled in order to avoid cross-contamination or unauthorized access. IsoRay must comply with current good manufacturing processes (cGMP) as required by 21 CFR Part 820. Requirements applicable to PNNL will be flowed-down through the IsoRay Quality Assurance Manual and IsoRay-approved operating procedures.

In turn, any IsoRay-specific operating procedures will be consistent with requirements for operations within the RPL including the Integrated Safety Management System.

Materials

IsoRay will supply materials and components for fabrication of the brachytherapy seeds including, but not limited to, titanium tubes/lids, pre-manufactured cores for isotope attachment, laboratory reagents, shipping materials, labels, etc. IsoRay will coordinate the transfer of barium carbonate targets to one or more reactors for irradiation services and delivery of irradiated barium targets to PNNL for isotope separation. PNNL will supply laboratory reagents and supplies as well as radioactive standards per IsoRay specifications for the quality control determination of radionuclidic and/or radiochemical purity of critical reagents.

Equipment

IsoRay will provide any specialized equipment for isotope separation from irradiated targets, equipment for radioactive labeling (isotope attachment) of seed cores, laser and tooling equipment for seed welding, and laboratory equipment for decontamination and leak testing. PNNL will provide shipping and receiving services, laboratories, hot cells, glove box, fume hoods, and analytical capabilities for radioactive work including seed assay dose calibrators and gamma and liquid scintillation counters, per IsoRay specifications. IsoRay will fabricate a new hot cell airlock and pay for the installation on PNNL’s hot cell. PNNL will provide a currently unused glovebox and IsoRay will pay for the installation in a selected laboratory.

Documentation

IsoRay will provide operating procedures and batch records (test instructions with data collection sheets) for production and quality-related operations. IsoRay will submit Work Authorization Orders with scheduling approximately ten working days before initiation of each isotope separation/seed production cycle. PNNL will provide operating procedures and data sheets for analytical equipment.

Quality Control

IsoRay has a Quality Assurance Program that is consistent with ISO-9000 requirements to ensure that work is adequately defined, that proper controls are in place to govern the work, and that the work is properly documented. Quality requirements will be incorporated in operating procedures for this work. All analytical work performed by PNNL will be conducted according to ASO-QAP-001, as required by IsoRay.

Future Work in the Radiochemical Processing Laboratory (RPL)

DOE is currently planning to issue a contract to clean up the 300 area where the RPL is sited. Current information is that the RPL may be closed as early as the end of 2007. However, since the 300 area cleanup contract has not yet been issued, PNNL cannot guarantee that the RPL will be available to complete work as specified in this contract. PNNL plans to retain and move as many of our capabilities as possible prior to closure of the RPL. However, we cannot guarantee that we will be able to provide facilities for future work with IsoRay after closure of the RPL. IsoRay will be advised of changes as such information becomes available in the future.

Task 1. Process and Procedures Preparation

•	PNNL and IsoRay personnel will identify laboratory space and equipment appropriate for isotope separation and seed production. PNNL will prepare any required facility modification documentation.

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A mini-hot cell located in Room 203 of the Shielded Analytical Laboratory (SAL) in the RPL was used previously for Cs-131 isotope separation. PNNL will remove any existing equipment and decontaminate the hot cell as needed for IsoRay use. IsoRay will arrange for the fabrication of a new airlock using drawings approved by PNNL. IsoRay will pay for the installation of the airlock.

•	Procedures for isotope separations, isotope attachment, seed assembly, laser welding, seed decontamination/leak testing, seed assay will be updated as necessary to support larger quantity operations.

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Radiological work permits (RWPs) will be updated from the previous 5 to 10 seed research and development phase to weekly isotope separation cycles and production lots of 100 to 1000 seeds. This work will be approved for completion in the 325 Building Radiochemical Processing Laboratory (RPL).

•	This task will include testing of updated equipment and seed components for safety, operability, and ALARA.

Task 2. Equipment Modification and Installation

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Equipment modifications identified in Task 1 will be conducted. This will entail installation of target transfer mechanism (air lock) in the mini hot cell in SAL 203 and installation or decontamination of a glove box for housing the seed welder. PNNL will provide a currently used glovebox. IsoRay will pay for the installation of the glovebox in SAL 203 or other laboratory space provided by PNNL.

•	Glassware, piping, pumps, hot plates, heat lamps, off-gas traps, etc, will be installed in the SAL mini-hot cell at IsoRay expense to support the isotope separation and purification process.

Task 3. Isotope Separation and Seed Production

PNNL’s task will consist of separating Cs-131 from irradiated BaCO3 targets and IsoRay will then use the purified isotope to produce brachytherpay seeds. IsoRay will contract separately with reactor facilities for irradiation services. Isotope separation will be conducted by PNNL personnel, while seed production will be conducted by IsoRay personnel. Projected costs are based on labor and materials to be provided by PNNL on a per cycle basis, multiplied by the number of cycles during the period of performance. This task is divided into subtasks according to quantities of seeds produced and number of cycles.

NOTE: The isotopes for this work have short half-lives and the rate of decay is key to this process. Activities within each isotope/seed production cycle must occur in sequence according to prescribed timelines. IsoRay will coordinate with PNNL to assure the appropriate resources are available prior to the start of each cycle.

A typical isotope separation/seed production cycle will consist of the following activities, to be conducted by PNNL personnel, except as noted:

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Radiochemical separations will be conducted in the SAL mini-hot cell. Each cycle will begin with receipt or irradiated barium carbonate targets. Targets will be processed in batches of approximately 200 to 500 g. Each target will be “milked” for an average of four cycles.

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Isotope processing involves two separation and boil-down states followed by sampling and analysis to determine purity. Once separated from the barium, cesium-131 can be processed in a fume hood due to the relatively low energy of the radiation emissions (~ 30 KeV X-Rays).

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The purity and activity of the cesium-131 product will be determined by gamma and/or X-ray spectroscopy and other analytical methods for quality control. Purified isotope that meets IsoRay purity specifications is then ready for transfer to another location within the RPL for seed production. Requirements for radiochemical purity of the brachytherapy seeds are as indicated on the product labeling which has been reviewed and approved by the US Food and Drug Administration (>99.9% Cs-131, <0.01% other isotopes). In addition, the brachytherapy seeds are considered to be sealed sources of therapeutic radiation. All seeds will be tested for leak tightness in accordance with ISO 9978, “Radiation Protection - Sealed Radioactive Sources - Leakage Test Methods.” The activity of the seeds will be determined by assay using a well ionization chamber calibrated against a standard traceable to NIST.

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The initial step in seed production will be loading cesium-131 onto pre-manufactured seed cores. The cores will be loaded by contacting with cesium-bearing solution. The loaded cores will then be dried and inserted into pre-welded titanium “cans” (tubes with one end welded) provided by IsoRay.

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Cans with cores inserted will be transferred to a welding station where the second end of the seed will be welded to form a sealed radioactive source. The last welding equipment will be similar to that used previously at the RPL to produce the prototype radioactive seeds. Personnel will follow approved laser safety procedures and radiation work permits at all times. The welding equipment will be provided, operated, and maintained by IsoRay. Welding will be performed by IsoRay personnel utilizing an IsoRay-developed procedure in a glove box provided by PNNL. The procedure will be reviewed by PNNL to ensure compliance with safe operations and requirements within the Radiochemical Processing Laboratory. PNNL’s support during welding of seeds will be limited to operational oversight to ensure compliance to PNNL procedures and operational protocol. PNNL will retain shutdown authority for any activity conducted by IsoRay that is deemed noncompliant with such procedures and protocol.

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Each seed will be leak tested and decontaminated by IsoRay personnel according to established procedures developed by IsoRay. PNNL will review such procedures to ensure compliance with safe operations and requirements within the Radiochemical Processing Laboratory. PNNL will provide analytical support to IsoRay for leak testing and seed decontamination activities. A representative number of seeds will be assayed for apparent activity using a dose calibrator and segregated based on assay amount and batch number. IsoRay, alone, will certify conformance to leak testing and decontamination requirements.

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Following certification by IsoRay, finished seeds will be packaged in shielded containers for shipment to physicians and medical research centers. IsoRay will coordinate with users to determine quantities and seed delivery dates. IsoRay will provide packaging and seed labeling materials including labeling of the final packages for shipment. PNNL will support the packaging/shipping activity by providing staff labor for packaging and radiation control. PNNL certified shipping personnel will provide instructions and oversight to IsoRay in preparing materials for shipment and will approve the actual shipments.

•	All regulated wastes associated with this project will be properly disposed of by PNNL personnel at IsoRay expense.

NOTE: Details of the specific activities, equipment, materials, personnel, and other resources required to accomplish these activities are included in operating procedures for this project. Those procedures were developed previously to support work under CRADA 208 between IsoRay and PNNL and will be modified as needed for the scale of operation anticipated under this project, under IsoRay’s guidance. The cost and schedule for this work is based on experience gained from the prior work.

Task 3 includes the following three phases, which are designed to increase the seed production in three phases, as staff are trained and gain more experience with the procedures. The final phases will produce far lower seed quantities than required for full scale commercial seed production (which is approximately 1,000 patients per day).

Task 3.a. Initial Isotope Separation and Seed Production

The initial phase will consist of one to two isotope separation/seed production cycles per month as describe above. Quantities sufficient for two to four shipments of seeds per cycle at an average of 100 seeds per shipment will be produced. This period is expected to have a duration of three months with six isotope separation/seed production cycles occurring during that time.

Task 3.b. Regular Isotope Separation and Seed Production

This phase will consist of four isotope separation/seed production cycles per month as described above leading to quantities sufficient to produce up to 10 shipments of seeds per cycle at an average of 100 seeds per shipment. This period is expected to have a duration of six months with 24 cycles occurring during that time.

Task 3.c. Enhanced Isotope Separation and Seed Production

This phase will consist of four isotope separation/seed production cycles per month, as described above, with two additional separation runs per month. This will supply quantities sufficient to produce up to 20 shipments of seeds per week at an average of 100 seeds per shipment which is the standard quantity required for one patient. Seed shipments would occur up to four days per week. Costs are estimated for the first three months of this period with 18 cycles occurring during that time. Additional cycles would be estimated on a per-cycle or per-month basis.